Transcept Pharmaceuticals Announces that ISS Proxy Advisory Services Recommends “AGAINST” All Proposals Subject to a Vote at the December 19, 2013 Special Meeting of Stockholders

POINT RICHMOND, Calif., Dec. 11, 2013 -- Transcept Pharmaceuticals, Inc. (Nasdaq: TSPT) today announced that ISS Proxy Advisory Services (“ISS”), a leading independent proxy voting and corporate governance advisory firm, has recommended that stockholders vote “AGAINST” all proposals introduced by a group of stockholders consisting of Roumell Asset Management, Retrophin, Inc. and SC Fundamental (the “stockholder group”). In its recommendation, ISS noted that the stockholder group had not presented any arguments in support of its proposals. ISS further noted that the stockholder group had not filed definitive proxy materials, an investor letter or presentation with the SEC to articulate the case in support of its proposals.

As previously announced, Transcept intends to hold a special meeting of stockholders (the “special meeting”) on December 19, 2013, at 8:00 a.m., local time, at the offices of Latham & Watkins LLP located at 140 Scott Drive, Menlo Park, California 94025, to vote on two proposals from the stockholder group.

1.
To request that the Board of Directors (the “Board”) take all actions necessary to eliminate the Tax Benefit Preservation Plan, dated as of September 13, 2013, by and between Transcept and American Stock Transfer & Trust Company, LLC.

The Board unanimously recommends a vote “AGAINST” this proposal.
ISS has also recommended a vote “AGAINST” this proposal.

2.
To remove, without cause, as directors of Transcept each of Christopher B. Ehrlich, Glenn A. Oclassen, Jake R. Nunn, G. Kirk Raab and each person, if any, nominated, appointed or elected by the Board after October 2, 2013 and prior to the special meeting to become a member of the Board at any future time or upon any event.

The Board unanimously recommends a vote “AGAINST” this proposal.
ISS has also recommended a vote “AGAINST” this proposal.

The only purpose of the special meeting is to consider the proposals that are described above and that are more fully addressed in the Transcept definitive proxy statement filed with the SEC on December 9, 2013.

“Consistent with the ISS recommendation, we urge stockholders to vote “AGAINST” both of the proposals put forth in the upcoming special meeting of stockholders,” stated Glenn A. Oclassen, President and Chief Executive Officer. “The Transcept Board and management team have clearly articulated a strategy that we believe will maximize the return for our stockholders. Key elements of this plan include a reduction of our monthly burn rate, and working with Leerink Swann, our financial and strategic advisor, as we actively seek a merger partner. We intend to continue this effort into the first quarter of 2014, while remaining open to all opportunities to enhance stockholder value.  We are evaluating a range of alternatives, some of which may result in a transaction with a partial distribution of cash to stockholders concurrent with the transaction.

If we cannot identify a transaction that we reasonably believe will enhance stockholder value by the end of the first quarter 2014, we intend to proceed with a liquidation of the Company.”

About Transcept
Transcept Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the development and commercialization of proprietary products to address important therapeutic needs in the field of neuroscience.  The company's lead development candidate is TO-2070, a novel, rapidly absorbed treatment for acute migraine incorporating dihydroergotamine (DHE) as the active drug.  Preclinical data suggest that TO-2070 may offer significant migraine treatment benefits beyond those provided by less convenient and more invasive DHE drug delivery methods, such as injection, liquid nasal sprays or pulmonary inhalation.

The Transcept management team developed Intermezzo® from concept to its approval by the FDA in 2011.  Purdue holds commercialization and development rights for Intermezzo in the United States. For further information about Transcept, please visit www.transcept.com. For information about Intermezzo, please visit www.MyIntermezzo.com.

Forward looking statements
This press release contains forward-looking statements that involve substantial risks and uncertainties.  All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenue, projected expenses, prospects, plans and objectives of management are forward-looking statements.  Examples of such statements include, but are not limited to, statements relating to the following: the reduction in our monthly burn rate; our pursuit of strategic initiatives to increase stockholder value, including the nature, timing and effect of such strategic initiatives; and our expectations regarding the special meeting of stockholders. Transcept may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in our forward-looking statements and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions, expectations and projections disclosed in the forward-looking statements.  Various important factors could cause actual results or events to differ materially from the forward-looking statements that Transcept makes, including the following: our ability to identify and reach an agreement with a potential merger partner; achieving acceptance of Intermezzo by physicians, patients and third party payors; our dependence on our collaboration with Purdue; our ability to develop TO-2070; obtaining, maintaining and protecting regulatory exclusivity and intellectual property protection for Intermezzo and TO-2070; and the ability of Transcept to obtain additional funding, if needed, to support its business activities.   These and other risks are described in greater detail in the "Risk Factors" section of Transcept periodic reports filed with the SEC.  Forward-looking statements do not reflect the potential impact of any future in-licensing, collaborations, acquisitions, mergers, dispositions, joint ventures, or investments Transcept may enter into or make.  Transcept does not assume any obligation to update any forward-looking statements, except as required by law.

Company Contact:
Transcept Pharmaceuticals, Inc.
Leone Patterson
Vice President, Chief Financial Officer
(510) 215-3500
lpatterson@transcept.com

Investor Contact:
MacKenzie Partners, Inc.

Bob Marese
Executive Vice President
(212) 929-5405
bmarese@mackenziepartners.com

Dan Burch
CEO
(212) 929-5748
dburch@mackenziepartners.com